AKORN, INC. 2017 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made and effective as of [DATE] (the “Date of Grant”) between Akorn, Inc. (the “Company”) and [FIRST NAME — LAST NAME] (the “Participant”), pursuant and subject to the provisions of the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”). Any capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Plan. Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 24, 2017, among the Company, Fresenius Kabi AG, a German stock corporation, Quercus Acquisition, Inc., a Louisiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of Article VIII thereof, Fresenius SE & Co. KGaA, a German partnership limited by shares.
1.Award of Restricted Stock Units. Pursuant to the provisions of the Plan and this Award Agreement, the Company shall and hereby does award to the Participant on the Date of Grant [TOTAL NUMBER OF RESTRICTED STOCK UNITS GRANTED] restricted stock units (the “Restricted Stock Units”), subject to the terms and conditions of this Award Agreement and the Plan.
2.    Vesting Schedule. The Restricted Stock Units are subject to forfeiture as of the Date of Grant and shall vest and cease to be forfeitable in installments on the applicable date for such installment as set forth below (each such date, a “Normal Vesting Date”), in each case subject to the Participant’s continued employment through the applicable Normal Vesting Date. For purposes of this Award Agreement, except as otherwise provided in Section 19 or as otherwise determined by the Committee, the Participant’s employment with the Company shall be deemed to continue so long as the Participant is employed by, or is otherwise providing services as a director, officer or consultant to, the Company or any of its Subsidiaries or Affiliates.

Normal Vesting Date	Number of Restricted Stock Units
[VEST DATE PERIOD1	NUMBER OF UNITS PERIOD1]

[VEST DATE PERIOD2	NUMBER OF UNITS PERIOD2]

[VEST DATE PERIOD3	NUMBER OF UNITS PERIOD3]

[VEST DATE PERIOD4	NUMBER OF UNITS PERIOD4]

Subject to Section 3, any unvested Restricted Stock Units shall immediately and automatically terminate and be forfeited as of the date of the Participant’s termination of employment with the Company for any reason or as of the date of the Participant’s death or Disability, in each case prior to the applicable Normal Vesting Date set forth above. For purposes of this Award Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
3.    Change of Control.
(a)    In the event of a Change of Control, unless provision is made in connection with the Change of Control for (1) assumption of the Restricted Stock Units or (2) substitution for the Restricted Stock Units of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares underlying the Restricted Stock Units, all unvested Restricted Stock Units shall automatically vest as of immediately prior to such Change of Control and shall be settled in accordance with Section 5; provided that in the event of the consummation of the Merger (as defined in the Merger Agreement), all unvested Restricted Stock Units shall automatically be converted into an unvested award representing the opportunity to receive cash payments as described in Sections 2.03(c) and 2.04 of the Merger Agreement (the Restricted Stock Units as so converted, the “Converted Award”).
[**The bracketed language in Section 3(b) may be included upon the determination of the Compensation Committee.**]
(b)    In the event the Restricted Stock Units are assumed or substituted by the successor company or its Affiliate in connection with a Change of Control or converted into the Converted Award in each case as described in clause (a) of this Section 3, if the Participant’s employment is terminated without Cause or by the Participant for Good Reason [(a “Qualifying Termination”)] following the Change of Control, all unvested Restricted Stock Units (or the Converted Award, as applicable) shall automatically vest immediately prior to such termination and shall be settled in accordance with Section 5. [**Notwithstanding Section 2, in the event a Qualifying Termination occurs prior to a Change of Control at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control, the Restricted Stock Units shall cease vesting pursuant to their normal vesting schedule on the date of the Qualifying Termination but shall not lapse or be forfeited on such date. Instead, the Restricted Stock Units shall remain outstanding during the 90-day period immediately following the date of such Qualifying Termination, and in the event a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) subsequently occurs during such 90-day period, the Restricted Stock Units (or the Converted Award, as applicable) shall become vested on the date of such Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) as if the Qualifying Termination occurred immediately following, and on the same day as, the Change of Control. In the event a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) does not subsequently occur during such 90-day period, the Restricted Stock Units shall immediately and automatically terminate and be forfeited as of the end of such 90-day period.] For purposes of this Award Agreement:
(1)    “Cause” means the Participant’s (1) personal dishonesty, (2) misconduct, (3) breach of fiduciary duty, (4) incompetence, (5) intentional failure to perform stated obligations, (6) willful violation of any law, rule, regulation or final cease and desist order, or (7) any material breach of any provision of the Plan, this Award Agreement, or any employment agreement; and
(2)    “Good Reason” means, without the Participant’s prior written consent, [(i)] the Company’s requiring the Participant to be based at a location outside a 50-mile radius from the Participant’s job location or residence, except for travel that is reasonably necessary in connection with the Company’s business [**, or (ii) within the 90-day period prior to or the 12-month period immediately following the Change of Control, the occurrence of one or more of the following:
A.    a change in the Participant’s employment status or responsibilities with the Company which represents a material and adverse change from the Participant’s status or responsibilities, or the assignment to the Participant of any employment duties or responsibilities which are materially inconsistent with the Participant’s employment status or responsibilities, or any action by the Company that results in a material diminution in the Participant’s position, authority, duties or responsibilities (in either case without sole regard to any change in title or the Company’s status as a public or private entity);
B.    a reduction in the Participant’s base salary for employment with the Company to a level below that in effect at any time previously (except to the extent such reduction is not due to a Change of Control and is part of a comprehensive reduction in salary applicable to employees of the Company generally, so long as such reduction applicable to the Participant is comparable to the reduction applied to other employees of the Company at the same career level);
C.    the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty days; or
D.    the failure of the Company to obtain an agreement, satisfactory to the Participant, from any successor company or assigns to assume or substitute and agree to maintain this Award Agreement;]
provided, however, that the Participant shall be treated as having terminated for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of [one of ]the condition[s] described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her employment not later than 30 days following the end of such cure period.
4.    Vesting Date. The “Vesting Date” means the date that a Restricted Stock Unit (or the Converted Award, as applicable) is no longer subject to forfeiture and is vested in accordance with Section 2 or Section 3, as applicable.
5.    Settlement. Each Restricted Stock Unit represents the right to receive one Share on the applicable Vesting Date. The Participant shall have no right to settlement of any such Restricted Stock Units prior to the applicable Vesting Date. Prior to payment of any vested Restricted Stock Unit, such Restricted Stock Unit shall represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Section 2 or Section 3 (as applicable) shall be paid to the Participant in whole Shares, subject to the Participant satisfying any applicable related tax liabilities. Subject to the provisions of Section 6, such vested Restricted Stock Units shall be paid in whole Shares (or in cash, in the case of the Converted Award) as soon as practicable after vesting, but in no event later than sixty days following the Vesting Date. In no event shall the Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units (or the Converted Award, as applicable) payable under this Award Agreement. The payment of Shares (or cash, in the case of the Converted Award) pursuant to this Award Agreement shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
6.    Withholding.
(a)    The Participant shall be required to pay to the Company or any Affiliate the amount of any applicable withholding taxes in respect of the Restricted Stock Units and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(b)    Without limiting the generality of Section 6(a), subject to the Committee’s discretion, the Participant may satisfy, in whole or in part, the foregoing withholding liability by having the Company withhold from the number of Shares otherwise issuable pursuant to the vesting of the Restricted Stock Units a number of Shares having a Fair Market Value equal to such withholding liability (or cash having a value equal to such withholding liability, in the case of the Converted Award).
(c)    Notwithstanding any provision of this Award Agreement to the contrary, no certificate representing the Shares (or cash, in the case of the Converted Award) shall be issued to the Participant until the Participant satisfies all withholding and payment obligations payable upon vesting of the Restricted Stock Units (or the Converted Award, as applicable) which the Company determines must be withheld with respect to such Shares.
7.    Participant Acknowledgments. By executing this Award Agreement, the Participant acknowledges and agrees as follows:
(a)    The Company is not providing the Participant with advice, warranties or representations regarding any of the legal or tax effects to the Participant with respect to this Award Agreement.
(b)    The Participant acknowledges that he or she is (1) familiar with the terms of the grant made to him or her under this Award Agreement and the Plan, (2) has been encouraged by the Company to discuss the grant and the Plan with his or her own legal and tax advisers, and (3) agrees to be bound by the terms of the grant and the Plan.
8.    Rights as Stockholder. None of the Participant or holder or beneficiary of the Restricted Stock Units shall have any rights as a stockholder with respect to any Shares to be distributed under this Award Agreement until he or she has become the holder of such Shares, at which point the Participant shall have all the rights of a stockholder of the Company, including with respect to voting such Shares and receipt of dividends and distributions on such Shares. In no event shall the Participant be entitled to receive dividends or dividend equivalents with respect to any Shares deliverable under this Award Agreement prior to the vesting and settlement of the Restricted Stock Units (or the Converted Award, as applicable). **[In no event shall the Participant be entitled to receive dividends or dividend equivalents with respect to any Shares deliverable under this Award Agreement with respect to the 90-day period described in Section 3(b).]
9.    Transferability; Successors and Assigns. During the Participant’s lifetime, prior to the applicable Vesting Date, no Restricted Stock Unit (or any rights and obligations related thereto) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (a) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (b) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability. Notwithstanding the foregoing, in no event shall the Restricted Stock Units (or the Converted Award, as applicable) be transferred to a third party for value unless such transfer is specifically approved by the Committee. All terms and conditions of the Plan and the Award Agreement shall be binding upon any permitted successors and assigns.
10.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the second business day following the date mailed by United States Mail, postage prepaid, to the parties or their assignees at the following addresses, or at such other address as shall be given in writing by either party to the other:

Company:	Human Resources Department
cc: Legal Department Akorn, Inc.
1925 West Field Court Suite #300
Lake Forest, Illinois 60045
Participant:    [FIRST NAME — LAST NAME]
[ADDRESS LINE]
[CITY, STATE ZIP CODE]
11.    Choice of Law and Venue. The Plan and this Award Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof. Any legal proceeding arising out of this Award Agreement shall be brought only in a state or Federal court of competent jurisdiction located in Chicago, Illinois.
12.    Amendment. Except as otherwise set forth in the Plan, this Award Agreement may be amended or modified only by the written agreement of the parties hereto.
13.    Entire Agreement. The Plan and this Award Agreement and the other documents delivered hereunder (if any) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms of the Plan and this Award Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.
14.    Attorneys’ Fees. If any legal action is necessary to enforce the terms of this Award Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys’ fees and costs.
15.    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify this Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, such provision shall be construed or deemed stricken as to such jurisdiction or Person and the remainder of this Award Agreement shall remain in full force and effect.
16.    Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Signatures by facsimile and other electronic means shall be valid and enforceable.
17.    Additional Conditions to Issuance of Shares. The vesting of the Restricted Stock Units and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Award Agreement unless and until any then applicable requirements of Federal or state laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. If at any time the Company shall determine, in its sole discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state or Federal law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate) hereunder, such issuance shall not occur unless and until such listing, registration, qualification, rule compliance, consent or approval shall have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate U.S. Federal securities laws or any other applicable securities or exchange control laws, the Company shall defer delivery until the earliest date on which the Company reasonably concludes, in its sole discretion, that the delivery of such Shares will no longer cause such violation. The Company shall make all reasonable efforts to meet the requirements of any such Federal or state law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
18.    Clawback Policy. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, outstanding Restricted Stock Units may be cancelled, and the Company may require the Participant to return Shares (or the Fair Market Value of such Shares as of the date on which such Shares were delivered to the Participant) and any other amount required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or the Company’s Clawback Policy or any other applicable policy of the Company or its Subsidiaries, including as may be adopted following the date hereof.
19.    Section 409A.
(a)    It is intended that the Restricted Stock Units granted pursuant to this Award Agreement comply with, or are exempt from, Section 409A of the Code, and all provisions of the Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.
(b)    If, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (1) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (2) the Company makes a good faith determination that an amount payable pursuant to this Award Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion.
(c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Award Agreement providing for the payment of any amount upon or following a termination of employment that is nonqualified deferred compensation subject to Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of this Award Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” within the meaning of Section 409A of the Code.
(d)    Notwithstanding any provision of the Plan or this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.
(e)    Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
ACCEPTANCE AND ACKNOWLEDGMENT
I, [FIRST NAME — LAST NAME] a resident of the State of [STATE], accept the Restricted Stock Unit Award awarded described in this Award Agreement and in the Plan, and acknowledge receipt of a copy of the Plan and this Award Agreement. I further acknowledge that I have read the Plan and Award Agreement carefully, I fully understand their contents, and I agree to be bound by the same.

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